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Paper documents are not accepted.
Fees & forms are subject to change.
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E-Filed

Colorado Secretary of State
Date and Time: 11/02/2015 02:28 PM
ID Number: 20071190833

Document number: 20151711804
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

ID number: 20071190833

1. Entity name: Bravatek Solutions, Inc.
   (If changing the name of the corporation, indicate name before the name change)

2. New Entity name: (if applicable) __________

3. Use of Restricted Words *(if any of these terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box)*:

   ☐ "bank" or "trust" or any derivative thereof
   ☐ "credit union" ☐ "savings and loan"
   ☐ "insurance", "casualty", "mutual", or "surety"

4. Other amendments, if any, are attached.

5. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires: ______________________
(mm/dd/yyyy)

or

If the corporation's period of duration as amended is perpetual, mark this box: ☐

7. *(Optional)* Delayed effective date: ______________________
(mm/dd/yyyy)

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:

Brunson | Lance | |
(Last) (First) (Middle) (Suffix)

175 S Main Street
(Street name and number or Post Office information)

Suite 1410

Salt Lake City | UT | 84111
(City) (State) (Postal/Zip Code)

United States
(Province – if applicable) (Country – if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ☐ and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.

Exhibit A

AMENDED CERTIFICATE OF
DESIGNATION OF
SERIES C PREFERRED STOCK OF
BRAVATEK SOLUTIONS, INC.

Bravatek Solutions, Inc. f/k/a eCrypt technologies, Inc. d/b/a Ecrypt Technologies Inc., a corporation organized and existing under and by virtue of the provisions of the Colorado Revised Statutes (the "Colorado Revised Statutes" or "CRS")

DOES HEREBY CERTIFY:

1. That the name of this corporation is Bravatek Solutions, Inc., and that this corporation was originally incorporated pursuant to the Colorado Revised Statutes on April 19, 2007.

2. Pursuant to the authority expressly granted to and vested in the Board of Directors of Bravatek Solutions, Inc. (the "Corporation") under the Colorado Revised Statutes and by Article 12 of Corporation's Articles of Incorporation (the "Articles"), the Corporation previously authorized the issuance of a series of convertible preferred stock, $.0001 par value, the Series C Convertible Preferred Stock, and the Corporation hereby amends the designation of such series, which shall have, in addition to the rights, restrictions, preferences and privileges set forth in the Articles of Incorporation as amended, the following terms, conditions, rights, restrictions, preferences and privileges, which shall superseded the previously designated terms, conditions, rights, restrictions, preferences and privileges:

I. DESIGNATION AND AMOUNT

a. A series of convertible preferred stock is hereby designated as "Series C Convertible Preferred Stock" in the amount of One Million (1,000,000) shares (the "Series C Preferred Stock").

II. VOTING

a. Each share of Series C Preferred Stock shall entitle the holder thereof to 10,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

b. Except as otherwise provided herein, in the Articles of Incorporation, in any other Certificate of Designations creating a series of Preferred Stock, or by law, the holders of shares of Series C Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

c. Except as set forth herein, holders of Series B Preferred Stock shall have no special voting rights, and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

III. CONVERSION

a. The holders of the outstanding shares of Series C Preferred Stock shall have the following conversion rights (the "Conversion Rights"):

i. Right to Convert. At the option of the holder thereof, each share of Series C Preferred Stock shall be convertible, at the office of the Corporation, at any time, into one hundred (100) fully paid and non-assessable shares of the Corporation's Common Stock.

ii. Mechanics of Conversion. Each holder of outstanding shares of Series C Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation together with written notice to the Corporation stating that such holder elects to convert the same and the number of shares of Series C Preferred Stock being converted (the "Conversion Notice"). Thereupon, the Corporation shall issue and deliver to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled. Such conversion shall be deemed to have been made on the date of such surrender of the certificate or certificates representing the shares of Series C Preferred Stock to be converted together with the Conversion Notice (the "Conversion Date"), and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on the Conversion Date.

iii. Adjustment for Stock Splits and Combinations. If the Corporation at any time or from time to time after the date that the Amendment to the Articles creating the Series C Preferred Stock was filed with the Colorado Secretary of State (the "Filing Date") effects a division of the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately decreased and, conversely, if the Corporation at any time, or from time to time, after the Filing Date combines the outstanding shares of Common Stock, the number of shares of Common Stock to be issued upon any conversion shall be proportionately increased. Any adjustment under this Section shall be effective on the close of business on the date such division or combination becomes effective.

iv. Reorganizations, Mergers, Consolidations or Sales of Assets. If, at any time or from time to time after the Filing Date, there is a capital reorganization of the Common Stock, a merger or consolidation of the Corporation into or with another corporation or a sale of all or substantially all of the Corporation's properties and assets to any other person, then, as a part of such capital reorganization, merger, consolidation or sale, provision shall be made such that the holders of outstanding shares of Series C Preferred Stock shall thereafter receive upon conversion thereof the number of shares of stock or other securities or property of the Corporation, or of the

successor corporation resulting from such merger or consolidation or sale, to which a holder of the number of shares of Common Stock into which their shares of Series C Preferred Stock were convertible would have been entitled on such capital reorganization, merger, consolidation or sale.

v. Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of the shares of Series C Preferred Stock. If any fractional shares result from a conversion, the total number of shares of Common Stock issued upon conversion shall be rounded down to the total number of whole shares of Common Stock issuable upon conversion.

VI. NOTICES

a. Any notice required or permitted by the provisions of this Article to be given to a holder of shares of Series C Preferred Stock shall be mailed, postage prepaid, to the post office address last shown on the records of the Corporation, or given by electronic communication in compliance with the provisions of the Colorado Business Corporation Act and shall be deemed sent upon such mailing or electronic transmission.

VII. NO OTHER RIGHTS DESIGNATED

a. Except as expressly designated herein, there are no other rights or preferences related to the Series C Preferred Shares, including without limitation any rights to dividends, liquidation preferences, or seniority to other classes and series of stock.

* * *

3. That the foregoing Certificate of Designation was approved by the holders of the requisite members of the Board of Directors of this Corporation in accordance with Section 7 of the Colorado Revised Statutes.

4. That this Certificate of Designation, which restates and integrates and further amends the provisions of this corporation's Certificate of Incorporation as provided herein, has been duly adopted in accordance with Section 7 of the Colorado Revised Statutes.

IN WITNESS WHEREOF, this Certificate of Designation of Series C Preferred Stock has been executed by a duly authorized officer of this corporation on this 23rd day of October, 2015.

ECRYPT TECHNOLOGIES, INC.

E-SIGNED by Thomas A. Cellucci
on 2015-10-29 02:47:33 GMT

Thomas A. Cellucci, PhD MBA
Chief Executive Officer